AMENDMENT NUMBER ONE TO
                             THE KAUFMANN FUND, INC.
                   AGREEMENT PURSUANT TO PLAN OF DISTRIBUTION
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     WHEREAS,  Article  III,  Section  26 of the Rules of Fair  Practice  of the
National Association of Securities Dealers has been amended to provide in subsection (d)(2)(E) that members of the National Association of Securities Dealers are prohibited from offering or selling the shares of a mutual fund that has an asset-based sales charge in excess of .75% of its average annual net assets and

     WHEREAS, Rule 12b-1 fees have been defined by the NASD as "asset-based sales charges,"

     NOW, THEREFORE, the Agreement Pursuant to The Kaufmann Fund, Inc. Plan of Distribution is hereby amended as follows:

     1. Paragraph 2 is hereby amended by deleting the reference to one percent (1%) therein and substituting therefore seventy five hundredths of one percent (.75%).

     2. In all other respects the Agreement Pursuant to The Kaufmann Fund, Inc. Plan of Distribution is hereby confirmed, ratified and republished.

     IN WITNESS WHEREOF, The Kaufmann Fund has executed this Amendment One to the Agreement Pursuant to The Kaufmann Fund, Inc. Plan of Distribution on this 1st day of July, 1993.

                                         THE KAUFMANN FUND, INC.

                                         BY: /s/ Hans P. Utsch
                                            -----------------------------
                                            HANS P. UTSCH
                                            President